Exhibit 4.3.1.2



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                           GMAC COMMERCIAL CREDIT LLC
                          1290 Avenue of the Americas
                            New York, New York 10104


                                                  as of October 5, 2001

DELTA MILLS, INC.
100 Augusta Street
Greenville, South Carolina 29601


     Re:  Consent  and  Amendment  to  Credit  Agreement  and  Other  Documents
          ---------------------------------------------------------------------

Gentlemen:

     Reference is made to the Revolving Credit and Security Agreement dated as of March 31, 2000 (as amended, restated, renewed, extended, supplemented, substituted or otherwise modified, the "Credit Agreement"), by and between DELTA MILLS, INC. ("Borrower") and GMAC COMMERCIAL CREDIT LLC, as a lender and as agent for the lenders party to the Credit Agreement from time to time (in such capacity, "Agent"). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

     1. Borrower has requested that Agent make certain amendments to the Credit Agreement and Agent has agreed to do so, subject to the terms and conditions contained herein.

     2. Effective as of the date hereof, the Credit Agreement and the Other Documents are hereby amended as follows:

          1 All references to "March 31, 2003" appearing in Section 9(a) of the
Amended and Restated Factoring Agreement and Section 8.3(a) of the Factoring Service Agreement are amended and restated to read "March 31, 2004."

          2    The  definition  of "Term" appearing in Section 1.2 of the Credit
Agreement  is  hereby  amended  and  restated  in  its  entirety  as  follows:

               "Term"  shall  mean  the  Closing  Date  through March 31, 2004."
                ----

          3    Exhibit  5.5(b)  of the Credit Agreement is hereby deleted in its entirety  and  Exhibit 5.5(b) annexed to this Amendment is substituted therefor.

          4    Section  6.9  of  the  Credit  Agreement  is  hereby  amended and restated  in  its  entirety  to  read  as  follows:

               "6.9 Maximum  Leverage  Ratio.
                ----------------------------

               (a) Maintain as of the dates set forth below for the four consecutive quarter period ending thereon, a maximum Leverage Ratio of not more than the corresponding ratios set forth below:

               Maximum                   Four  Quarter
               Leverage  Ratio           Period  Ending
               ---------------           ------------------

               25.5:1                    September 29, 2001
               105.00:1                  December 29, 2001
               18.50:1                   March 30, 2002
               6.50:1                    June 29, 2002


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          and as of the last day of each of Borrower's fiscal quarters occurring after June 29, 2002 a maximum Leverage Ratio of not more than the lesser of (a) 6.50:1 or (b) an amount equal to Funded Indebtedness on the last day of the applicable fiscal quarter divided by an amount equal to fifty percent (50%) of Borrower's EBITDA for Borrower's four consecutive fiscal quarters ending on such date.

               (b) At all times, if at the end of any fiscal quarter the aggregate amount of outstanding Revolving Advances ("Actual Advances") exceeds the amount of Revolving Advances set forth in the Borrower's business plan annexed hereto as Exhibit 5.5(b), then the applicable maximum Leverage Ratio set forth in Section 6.9(a) above shall be increased by multiplying such maximum Leverage Ratio by the quotient of (i) the Adjusted Funded Indebtedness (as defined below) on such date divided by (ii) the projected Funded Indebtedness for such date as set forth on Exhibit 5.5(b). For the purposes hereof, the term "Adjusted Funded Indebtedness" for a particular date shall mean the sum of the projected Funded Indebtedness for such date as set forth on
          Exhibit 5.5(b) plus the Actual Advances on such date. For the purposes of clarity, the following is provided as an example:

                               Funded           Actual     Scheduled   Adjusted
                               ------           ------     ---------   --------
                               Indebtedness     Advances     Ratio*     Ratio
                               ------------     --------     -----      -----

          Per Business Plan    138,302          0            7.0:1        --

          Actual               188,302**        50,000         --        9.8:1

          Quotient             1.4                --           --        1.4

          *    Scheduled  Ratio shall mean the applicable Maximum Leverage Ratio for  the four quarter period ending on the relevant date on which
               Actual  Advances  exceed  the Revolving Advances set forth in the
               Borrower's  business  plan.
          **   Adjusted  Funded  Indebtedness  :  188,302  =  138,302  + 50,000"

     4. Borrower has requested that Lender consent to the sale of Borrower's "Furman Plant" located in Fountain Inn, South Carolina (the "Furman Plant"). By its signature below, Lender hereby consents to the sale of the Furman Plant by the Borrower. Borrower and Lender hereby agree that for purposes of calculating EBITDA under the Credit Agreement, impairment and restructuring costs of the Furman Plant closing as reflected on the Borrower's income statements in accordance with GAAP are considered extraordinary costs as set forth on the extraordinary cost line in Exhibit 5.5(b).

     5. Except as specifically set forth herein, no other changes or modifications to the Credit Agreement are intended or implied, and, in all other respects, the Credit Agreement shall continue to remain in full force and effect in accordance with its terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver or amendment by Agent of any other provision of the Credit Agreement nor shall anything contained herein be construed as a consent by Agent to any transaction other than those specifically consented to herein.

     6. The terms and provisions of this agreement shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this agreement.

     7. This agreement may be signed in counterparts, each of which shall be an original and all of which taken together constitute one amendment. In making proof of this agreement, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged.


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     8.   This  agreement  sets  forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This agreement cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.

                                         Very truly yours,

                                         GMAC COMMERCIAL CREDIT LLC, as Agent


                                         By:
                                            -----------------------------------

                                         Title:
                                               --------------------------------

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                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


ACKNOWLEDGED AND AGREED:

DELTA MILLS, INC.

By:
   ---------------------------------

Title:
      ------------------------------


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